Exhibit 10.15

9900 Westpark Drive, Suite 300

Houston, TX 77063

November 15, 2012

Michael J. Dixon

5456 Via Olas

Newbury Park, CA 91320

Dear Mike:

It is my pleasure to extend the following offer of employment to you on behalf of IGNITE RESTAURANT GROUP.  Specifics of the offer:

Title:	Senior Vice President & Chief Financial Officer

Key Responsibilities:

•             Supervise all company accounting practices, budget preparations, financial reporting and tax and audit functions.

•             Direct financial strategy, planning and forecasting.

•             Lead company treasury functions.

•             Manage relationships with analysts and investors.

•             Prepare and communicate analyses indicating performance strengths and weaknesses of the organization and each of its operating brands.

This list of key responsibilities is not all inclusive, and is subject to change at the discretion of the Chief Executive Officer or the Board of Directors.

Supervisor:	Ray Blanchette, President & CEO

Base Salary:	You will be paid $15,384.62, bi-weekly, which annualizes to $400,000 subject to deductions for taxes and other withholdings as required by law or the policies of the Company.

Signing Bonus:

You will receive a $75,000 signing bonus, subject to deductions for taxes and other withholdings as required by law upon commencing employment with Ignite Restaurant Group. If you leave the employment of Ignite Restaurant Group either voluntary or are involuntary terminated for cause within twelve months of your start date, you will be required to repay the signing bonus in full. Further, if your family has not relocated to Houston by August 1, 2013, the signing bonus must be repaid at a rate of $5,000 per month until their relocation has been completed.

Targeted Bonus:	40% of base salary. Actual bonus will range up to 60% of base salary, based on achieving individual and company performance goals.

Guaranteed Minimum Bonus for 2013:

You will be guaranteed a minimum bonus of $80,000 for the year 2013. Your 2013 bonus will be paid in April 2014 and will be subject to deductions for taxes and other withholdings as required by law. Standard restrictions of all incentive plans will apply, such as the requirement that you be currently employed when the bonus is paid.

Car Allowance:

You will receive $392.31 bi-weekly as a car allowance, which annualizes to $10,200. Mileage for business-related travel will be reimbursed at a discounted rate. The current mileage rate for those receiving a car allowance is $0.31 per mile, and is adjusted quarterly.

The Company reserves the right to remove the car allowance from your compensation package at the time that it is removed for other senior executives.

Equity Award:

Upon the approval of the Board of Directors, or its authorized committee, you will be issued Stock Appreciation rights of “IRG”, with 25% annual vesting each June 30, commencing on June 30, 2014. The issue price will be the closing price of “IRG” on the NASDAQ on the last trading day before the board approves the grant. Further, you will be eligible for annual grants at the discretion of the board. Please note that there are restrictions on this grant, and the entire plan will be provided to you upon approval of the Board of Directors.

The Compensation Committee has been requested to approve an award of 50,000 SARS and has indicated their intention to do so at the next Ignite Board Meeting.

Severance Protection:

If your employment with the company is terminated by the Company without Cause or by you for Good Reason, and subject to your execution of a general release of all claims and rights that you may have against the Company and its affiliates and their respective officers, directors and employees, the Company will pay you an amount equal to your then current base salary for a period of nine months, according to the payroll payment dates in effect as of the date of termination.

The Company guarantees that this Severance Protection benefit will remain in place in the event of a Change of Control.

Paid Time Off (PTO):

Upon your first day you will begin accruing vacation days that you may use at any time during the year. During your first year, you will earn vacation days at an annual rate of twenty days. In addition, each year you will receive three sick days and three personal days. Further, the company recognizes nine paid holidays.

For-Profit Board Membership:

You will be authorized to join one for-profit board, either public or private. Time spent at board meetings will not be counted as vacation time. Further, the Company will provide assistance in identifying a board for you.

Benefits:

You will be eligible to enroll in the Company’s Health/Welfare Benefits Plan that will contain standard benefits including medical, life, dental, LTD, and Flexible Spending Accounts (Section 125) as per Company policy. Employee contribution for payment to the benefit plans is determined annually. You will be eligible for these programs on the first day of employment.

Additional Executive Benefits:	MDVIP Membership Financial and Legal Counseling Reimbursement of $3,000 per year 100% Dining Discount at all Ignite Restaurants for you and your guests, including gratuity.

Relocation:

You will be paid relocation expenses based on the Senior Vice President relocation plan. All relocation expenses reimbursed to or paid on behalf of the employee, including any tax gross-up, are immediately due and payable to Ignite Restaurant Group should you voluntarily terminate your employment or be terminated for cause within twelve months of the effective start date in your new work location. The relocation program is managed by the Administration Department. Please contact Lois Wendte, Executive Assistant to the Chief Administrative Officer, if you have any questions.

Start Date:	On or before January 2, 2013

This offer is made to you in strict confidence and, as such, at no time during your employment are you to discuss either your salary or benefits with anyone (other than your supervisor or human resources).

This offer letter represents the entire agreement between you and IGNITE RESTAURANT GROUP. This offer letter is not a contract of employment guaranteeing any set length of employment.  Also note that IGNITE RESTAURANT GROUP is an at-will employer. You and IGNITE RESTAURANT GROUP have the right to terminate the relationship at any time, with or without cause.

Mike, we are very excited to have you join the team at IGNITE RESTAURANT GROUP and look forward to your contributions of growing IGNITE RESTAURANT GROUP into the preeminent casual dining restaurant company in the industry. Please feel free to call me with any questions regarding this offer letter

If you are in agreement with the above outline, please sign below and fax the signed offer letter to (832) 426-0252.

Best Regards,

/s/ Ray Blanchette
Ray Blanchette
President & CEO

Agreed and acknowledged:

Printed Name:	Michael J.Dixon

Signature:	/s/ Michael J.Dixon

Date Signed:	11-26-12

An electronic signature or facsimile signature is intended to be, and will be, considered the equivalent of an original signature, is legally binding, and is to be given full force and effect.